Exhibit 23-(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-106086 and No. 333-115608) pertaining to the Sprint Retirement Savings Plan of Sprint Nextel Corporation of our report dated June 11, 2004, with respect to the statement of changes in net assets available for benefits for the year ended December 31, 2003 of the Sprint Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/S/ ERNST & YOUNG LLP
Ernst & Young LLP

Kansas City, Missouri

June 26, 2006